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                                                                     EXHIBIT 5.1


                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                                  July 30, 1997


Smartflex Systems, Inc.
P.O. Box 2085
14312 Franklin Avenue
Tustin, California 92781-2085

        Re:         Registration Statement on Form S-8

Gentlemen:

            We have acted as counsel to Smartflex Systems, Inc., a Delaware corporation (the "Company"), with respect to the proposed offering of up to 350,000 shares of the Company's Common Stock, $.0025 par value (the "Shares"), to be issued pursuant to awards granted or to be granted under the Company's 1995 Equity Incentive Plan (the "1995 Plan"). The Shares will be offered and sold by the Company pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement").

            As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable under the circumstances for the purposes of rendering this opinion, and in the course thereof, we have obtained from public officials and from officers and other representatives of the Company such assurances as to factual matters as we considered necessary.

            On the basis of the foregoing examinations and inquiries and in reliance thereon, we are of the opinion that the Shares to be issued under the Purchase Plan have been duly authorized and, upon the issuance and delivery thereof, and payment therefor, in accordance with the terms of the Purchase Plan, such Shares will be validly issued, fully paid and nonassessable.

            We consent to your filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 STRADLING, YOCCA, CARLSON & RAUTH